Exhibit 99.1

Papa John’s Announces Third Quarter 2013 Results

Earnings Guidance Increased;

Two-for-One Stock Split Declared

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 5, 2013--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and nine months ended September 29, 2013.

Highlights

  Third quarter diluted earnings per share of $0.65 in 2013 compared to $0.55 in 2012, an increase of 18%
  System-wide comparable sales increases of 1.8% for North America and 8.1% for international during the quarter
  2013 diluted earnings per share guidance increased to a range of $3.02 to $3.10
  2013 guidance increased for North America comparable sales, international comparable sales, and worldwide net unit openings

“I’d like to congratulate our operators on yet another solid quarter,” said Papa John's Founder, Chairman and Chief Executive Officer, John Schnatter. “Papa John's brand promise of delivering Better Ingredients, Better Pizza is resonating with customers around the world reflected by our strong international comp sales and unit growth. Having just initiated a regular cash dividend, today’s announcement of a two-for-one stock split demonstrates our Company’s sustained commitment to building value for our shareholders and our confidence in the fundamentals and growth potential of our business.”

Third quarter 2013 revenues were $346.3 million, a 6.4% increase from third quarter 2012 revenues of $325.5 million. Third quarter 2013 net income was $14.3 million, compared to third quarter 2012 net income of $13.0 million. Third quarter 2013 diluted earnings per share were $0.65 compared to third quarter 2012 diluted earnings per share of $0.55.

Revenues were $1.05 billion for the nine months ended September 29, 2013, a 7.8% increase from revenues of $975.4 million for the same period in 2012. Net income was $50.7 million for the nine months ended September 29, 2013, compared to $44.3 million for the same period in 2012 ($50.2 million and $46.4 million, for the nine-month periods in 2013 and 2012, respectively, excluding the impact of the previously disclosed 2012 Incentive Contribution). Diluted earnings per share were $2.27 for the nine months ended September 29, 2013, compared to $1.84 for the same period in 2012 ($2.24 and $1.93, for the nine-month periods in 2013 and 2012, respectively, excluding the impact of the 2012 Incentive Contribution).

Global Restaurant and Comparable Sales Information

	Three Months Ended		Nine Months Ended
	Sept. 29, 2013	Sept. 23, 2012	Sept. 29, 2013	Sept. 23, 2012

Global restaurant sales growth (a)	6.9%	7.1%	6.7%	7.6%

Global restaurant sales growth, excluding the impact of foreign currency (a)	7.5%	7.4%	7.2%	8.0%

Comparable sales growth (b)
Domestic company-owned restaurants	5.1%	5.0%	5.0%	5.1%
North America franchised restaurants	0.6%	1.7%	1.3%	2.4%
System-wide North America restaurants	1.8%	2.5%	2.3%	3.0%

System-wide international restaurants	8.1%	6.9%	7.7%	7.1%

(a) Includes both company-owned and franchised restaurant sales.

(b) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency conversion.

Management believes global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenues and operating highlights below are compared to the same period of the prior year and exclude the Incentive Contribution, unless otherwise noted.

Revenues

Consolidated revenues increased $20.8 million, or 6.4%, for the third quarter of 2013 and increased $75.8 million, or 7.8%, for the nine months ended September 29, 2013. The increases in revenues were primarily due to the following:

  Domestic company-owned restaurant sales increased $9.4 million, or 6.5%, and $35.1 million, or 8.1%, for the three and nine months, respectively, primarily due to increases in comparable sales of 5.1% and 5.0%. The increase for the nine-month period was also due to the net acquisition of 50 restaurants in the Denver and Minneapolis markets from a franchisee in the second quarter of 2012.
  North America franchise royalty revenue increased approximately $600,000, or 3.4%, and $2.0 million, or 3.4%, for the three and nine months, respectively, primarily due to increases in net franchise units over the prior year and increases in comparable sales of 0.6% and 1.3%, partially offset by royalty incentives offered to franchisees for meeting certain sales targets. The increase for the nine-month period was partially offset by reduced royalties attributable to the company’s net acquisition of the 50 restaurants noted above.
  Domestic commissary sales increased $5.4 million, or 4.1%, and $25.1 million, or 6.3%, for the three and nine months, respectively, primarily due to increases in sales volumes as well as increases in the prices of commodities.
  International revenues increased $4.4 million, or 24.2%, and $11.2 million, or 21.4%, for the three and nine months, respectively, primarily due to increases in the number of restaurants and increases in comparable sales of 8.1% and 7.7%, calculated on a constant dollar basis.

Operating Highlights

The table below summarizes income before income taxes on a reporting segment basis, excluding the Incentive Contribution:

	Three Months Ended			Nine Months Ended
	Sept. 29,	Sept. 23,	Increase	Sept. 29,	Sept. 23,	Increase
(In thousands)	2013	2012	(Decrease)	2013	2012	(Decrease)

Domestic company-owned restaurants	$5,535	$5,549	$(14)	$24,666	$27,228	$(2,562)
Less: Incentive Contribution (a)	-	-	-	-	1,029	(1,029)
Domestic company-owned restaurants, excluding Incentive Contribution	5,535	5,549	(14)	24,666	26,199	(1,533)

Domestic commissaries	6,473	6,846	(373)	26,278	25,990	288
North America franchising	16,516	16,070	446	52,134	50,829	1,305
International	945	625	320	2,152	1,217	935
All others	590	732	(142)	2,402	1,598	804
Unallocated corporate expenses	(8,544)	(9,201)	657	(28,475)	(34,784)	6,309
Less: Incentive Contribution (a)	250	250	-	750	(4,250)	5,000
Unallocated corporate expenses, excluding Incentive Contribution	(8,794)	(9,451)	657	(29,225)	(30,534)	1,309

Elimination of intersegment losses (profits)	(252)	242	(494)	(989)	(229)	(760)
Total income before income taxes, excluding Incentive Contribution (a)	$21,013	$20,613	$400	$77,418	$75,070	$2,348

(a) Income before income taxes and other financial measures excluding the Incentive Contribution are non-GAAP financial measures. See Marketing Incentive Contribution table below for additional details and a reconciliation to our GAAP financial measures.

Third quarter 2013 income before income taxes increased approximately $400,000, or 1.9%, primarily due to the following:

  North America franchising increased primarily due to the increase in net restaurants and comparable sales, partially offset by royalty incentives offered to franchisees for meeting certain sales targets.
  International increased primarily due to the increase in net restaurants and comparable sales results and an improvement in our United Kingdom results, partially offset by higher operating losses in our company-owned China market.
  Unallocated corporate expenses decreased primarily due to lower settlement costs than originally estimated for the previously disclosed Agne text messaging class action lawsuit.

These increases were partially offset by the following decrease:

  Domestic commissaries decreased as higher distribution costs more than offset the incremental profits associated with higher sales. We manage commissary results on a full year basis and anticipate the 2013 full year pre-tax income margin will approximate the 2012 margin.

Domestic company-owned restaurants income before income taxes approximated the prior year as the incremental profits associated with higher comparable sales of 5.1% were offset by a lower gross margin.

The increase in income before income taxes for the nine months ended September 29, 2013 of $2.3 million, or 3.1%, was primarily due to the same reasons as the increases noted above for the three month period. In addition, All others increased primarily due to an improvement in our online operating results due to higher online sales volumes. These increases were partially offset by a decrease in income before income taxes at our domestic company-owned restaurants primarily due to higher commodity costs, somewhat offset by incremental profits associated with higher comparable sales of 5.0%.

The effective income tax rates were 30.0% and 31.9% for the three and nine months ended September 29, 2013, respectively, representing decreases of 3.7% and 1.9% from the prior year rates. The lower tax rates were due to various credits earned and the settlement or resolution of specific tax issues in 2013.

The company’s free cash flow for the first nine months of 2013 and 2012 was as follows (in thousands):

	Nine Months Ended
	Sept. 29,	Sept. 23,
	2013	2012

Net cash provided by operating activities (a)	$74,833	$94,773
Purchase of property and equipment (b)	(38,537)	(26,425)
Free cash flow	$36,296	$68,348

(a) The decrease of approximately $19.9 million was primarily due to unfavorable changes in working capital, including the timing of income tax and other payments, partially offset by an increase in net income.

(b) The increased purchases of property and equipment primarily relate to expenditures on equipment for the New Jersey dough production as well as technology investments.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three- and nine-month periods ended September 29, 2013.

Global Restaurant Unit Data

At September 29, 2013, there were 4,296 Papa John’s restaurants operating in all 50 states and in 35 countries, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Third Quarter
Beginning - June 30, 2013	654	2,588	3,242	1,010	4,252
Opened	2	48	50	40	90
Closed	-	(41)	(41)	(5)	(46)
Ending - September 29, 2013	656	2,595	3,251	1,045	4,296

Year-to-date
Beginning - December 30, 2012	648	2,556	3,204	959	4,163
Opened	8	111	119	112	231
Closed	-	(72)	(72)	(26)	(98)
Ending - September 29, 2013	656	2,595	3,251	1,045	4,296

Restaurant unit growth	8	39	47	86	133

% increase	1.2%	1.5%	1.5%	9.0%	3.2%

Our development pipeline as of September 29, 2013 included approximately 1,300 restaurants (250 units in North America and 1,050 units internationally), the majority of which are scheduled to open over the next six years.

Marketing Incentive Contribution

The following table reconciles our GAAP financial results to our results excluding the Incentive Contribution for the three and nine months ended September 29, 2013 versus the same periods in 2012:

	Three Months Ended		Nine Months Ended
	Sept. 29,	Sept. 23,	Sept. 29,	Sept. 23,
(In thousands, except per share amounts)	2013	2012	2013	2012

Income before income taxes, as reported	$21,263	$20,863	$78,168	$71,849
Incentive Contribution (a)	(250)	(250)	(750)	3,221
Income before income taxes, excluding Incentive Contribution	$21,013	$20,613	$77,418	$75,070

Net income, as reported	$14,276	$13,031	$50,732	$44,301
Incentive Contribution (a)	(165)	(159)	(494)	2,116
Net income, excluding Incentive Contribution	$14,111	$12,872	$50,238	$46,417

Earnings per diluted share, as reported	$0.65	$0.55	$2.27	$1.84
Incentive Contribution (a)	(0.01)	(0.01)	(0.03)	0.09
Earnings per diluted share, excluding Incentive Contribution	$0.64	$0.54	$2.24	$1.93

(a) As previously disclosed, in connection with a 2012 multi-year supplier agreement, the Company received a $5.0 million supplier marketing payment in the first quarter of 2012. The Company is recognizing the supplier marketing payment evenly as income over the five-year term of the agreement ($250,000 per quarter). In 2012, the Company contributed the supplier marketing payment to the Papa John’s Marketing Fund (“PJMF”), an unconsolidated, non-profit corporation, for the benefit of domestic restaurants. The Company’s contribution to PJMF was fully expensed in the first quarter of 2012. PJMF elected to distribute the $5.0 million supplier marketing payment to the domestic system as advertising credits in the first quarter of 2012. Our domestic company-owned restaurants’ portion resulted in an increase in income before income taxes of approximately $1.0 million in the first quarter of 2012. These transactions together are referred to as the “Incentive Contribution.”

The results shown in the table and elsewhere in this press release, which exclude the Incentive Contribution, are not measures defined by accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting the financial information excluding the impact of the Incentive Contribution is important for purposes of comparison to prior year results. In addition, management uses these non-GAAP measures to allocate resources, and analyze trends and underlying operating performance. Annual cash bonuses, and certain long-term incentive programs for various levels of management, were based on financial measures that excluded the Incentive Contribution.

Share Repurchase Activity

The following table reflects our repurchases for the three and nine months ended September 29, 2013 and subsequent repurchases through October 28, 2013 (in thousands):

Period	Number of Shares	Cost

Three Months Ended September 29, 2013	150	$10,331

Nine Months Ended September 29, 2013	1,128	$69,137

September 30, 2013 through October 28, 2013	74	$5,260

There were 22.1 million and 22.4 million diluted weighted average shares outstanding for the three and nine months ended September 29, 2013, representing decreases of 6.9% and 7.2% over the prior year comparable periods. Diluted earnings per share increased $0.05 and $0.17 for the three and nine months ended September 29, 2013 due to the reduction in shares outstanding resulting from the share repurchase program. Approximately 21.5 million actual shares of the company’s common stock were outstanding as of September 29, 2013.

Regular Quarterly Dividend and Two-for-One Stock Split

As previously announced, the Board of Directors declared a regular quarterly cash dividend of $0.25 per share; the dividend will be paid on November 22, 2013 to shareholders of record as of the close of business on November 11, 2013.

The Board of Directors also declared a two-for-one split of the company’s outstanding shares of common stock, which will be effected in the form of a stock dividend. The stock dividend entitles each shareholder of record at the close of business on December 12, 2013 to receive one additional share for every outstanding share of common stock held on such record date. The stock dividend will be distributed on December 27, 2013.

2013 Guidance Update

The company provided the following 2013 guidance updates:

	Updated Guidance	Previous Guidance

Diluted earnings per share	$3.02 to $3.10	$2.92 to $3.00

North America comparables sales	+2.5% to +3.5%	+1.5% to +2.5%

International comparable sales	+7.0% to +8.0%	+5.0% to +7.0%

Worldwide net unit growth	245 to 275	230 to 260
North America	85 to 95	110 to 125
International	160 to 180	120 to 135

Conference Call

A conference call is scheduled for November 6, 2013 at 10:00 a.m. Eastern Time to review our third quarter 2013 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 63215634.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; and new product and concept developments by food industry competitors;

  changes in consumer preferences and adverse general economic and political conditions, including increasing tax rates, and their resulting impact on consumer buying habits;
  the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants;
  failure to maintain our brand strength and quality reputation;
  the ability of the company and its franchisees to meet planned growth targets and to operate new and existing restaurants profitably;
  increases in or sustained high costs of food ingredients and other commodities;
  disruption of our supply chain or our commissary operations due to sole or limited source of suppliers or weather, drought, disease or other disruption beyond our control;
  increased risks associated with our international operations, including economic and political conditions in our international markets and difficulty in meeting planned sales targets and new store growth for our international operations;
  increased employee compensation, benefits, insurance, regulatory compliance and similar costs, including increased costs resulting from federal health care legislation;
  the credit performance of our franchise loan program;
  the impact of the resolution of current or future claims and litigation, and current or proposed legislation impacting our business;
  currency exchange or interest rates;
  failure to effectively execute succession planning, and our reliance on the services of our Founder and CEO who also serves as our brand spokesperson; and
  disruption of critical business or information technology systems, and risks associated with security breaches, including theft of company and customer information.

These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 30, 2012. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

For more information about the Company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, except per share amounts)
Revenues:
North America:
Domestic Company-owned restaurant sales	$152,662	$143,299	$465,713	$430,641
Franchise royalties	19,419	18,777	60,382	58,396
Franchise and development fees	263	160	1,028	588
Domestic commissary sales	138,044	132,666	421,941	396,869
Other sales	13,566	12,581	38,617	36,610
International:
Royalties and franchise and development fees	5,454	4,582	15,912	13,769
Restaurant and commissary sales	16,934	13,449	47,539	38,496
Total revenues	346,342	325,514	1,051,132	975,369

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	38,233	34,054	113,131	99,391
Salaries and benefits	41,701	39,587	127,026	118,239
Advertising and related costs	14,424	13,920	43,894	39,897
Occupancy costs	9,583	9,185	27,233	25,702
Other operating expenses	23,061	21,490	68,237	62,738
Total domestic Company-owned restaurant expenses	127,002	118,236	379,521	345,967

Domestic commissary and other expenses:
Cost of sales	115,563	111,114	347,386	328,364
Salaries and benefits	10,347	9,654	30,678	27,875
Other operating expenses	15,965	14,082	47,740	41,886
Total domestic commissary and other expenses	141,875	134,850	425,804	398,125

International restaurant and commissary expenses	14,372	11,394	40,008	32,761
General and administrative expenses	31,780	30,426	98,064	93,485
Other general expenses	1,260	1,211	4,042	8,020
Depreciation and amortization	8,605	8,192	25,672	24,223
Total costs and expenses	324,894	304,309	973,111	902,581

Operating income	21,448	21,205	78,021	72,788
Net interest (expense) income	(185)	(342)	147	(939)
Income before income taxes	21,263	20,863	78,168	71,849
Income tax expense	6,385	7,038	24,926	24,256
Net income, including redeemable noncontrolling interests	14,878	13,825	53,242	47,593
Income attributable to redeemable noncontrolling interests	(602)	(794)	(2,510)	(3,292)
Net income, net of redeemable noncontrolling interests	$14,276	$13,031	$50,732	$44,301

Basic earnings per common share	$0.66	$0.56	$2.32	$1.87
Earnings per common share - assuming dilution	$0.65	$0.55	$2.27	$1.84

Basic weighted average shares outstanding	21,591	23,268	21,855	23,685
Diluted weighted average shares outstanding	22,084	23,721	22,381	24,107

Dividends declared per common share	$0.25	$-	$0.25	$-

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 29,	December 30,
	2013	2012
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$13,689	$16,396
Accounts receivable, net	47,642	44,647
Notes receivable	5,506	4,577
Inventories	22,918	22,178
Deferred income taxes	9,263	10,279
Prepaid expenses and other current assets	20,269	20,549
Total current assets	119,287	118,626

Property and equipment, net	207,415	196,661
Notes receivable, less current portion, net	12,305	12,536
Goodwill	79,024	78,958
Other assets	33,408	31,627
Total assets	$451,439	$438,408

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$34,081	$32,624
Income and other taxes payable	5,918	10,429
Accrued expenses and other current liabilities	55,192	60,528
Total current liabilities	95,191	103,581

Deferred revenue	6,215	7,329
Long-term debt	120,000	88,258
Deferred income taxes	12,471	10,672
Other long-term liabilities	41,118	40,674
Total liabilities	274,995	250,514

Redeemable noncontrolling interests	6,948	6,380

Total stockholders' equity	169,496	181,514
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$451,439	$438,408

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 29, 2013	September 23, 2012
	(Unaudited)	(Unaudited)
Operating activities
Net income, including redeemable noncontrolling interests	$53,242	$47,593
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	1,130	1,250
Depreciation and amortization	25,672	24,223
Deferred income taxes	6,994	424
Stock-based compensation expense	5,642	4,932
Excess tax benefit on equity awards	(4,108)	(1,717)
Other	1,260	4,375
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(4,666)	(6,018)
Inventories	(740)	(1,188)
Prepaid expenses and other current assets	281	3,138
Other assets and liabilities	(3,254)	(840)
Accounts payable	1,457	1,106
Income and other taxes payable	(4,511)	6,248
Accrued expenses and other current liabilities	(3,217)	7,258
Deferred revenue	(349)	3,989
Net cash provided by operating activities	74,833	94,773

Investing activities
Purchases of property and equipment	(38,537)	(26,425)
Loans issued	(3,830)	(3,951)
Repayments of loans issued	3,687	2,620
Acquisitions, net of cash acquired	-	(6,175)
Proceeds from divestitures of restaurants	-	1,068
Other	324	4
Net cash used in investing activities	(38,356)	(32,859)

Financing activities
Net proceeds (repayments) on line of credit facility	31,742	(1,489)
Cash dividends paid on common stock	(5,414)	-
Excess tax benefit on equity awards	4,108	1,717
Tax payments for restricted stock issuances	(1,862)	(846)
Proceeds from exercise of stock options	4,193	11,399
Acquisition of Company common stock	(69,137)	(64,146)
Contributions from redeemable noncontrolling interest holders	850	-
Distributions to redeemable noncontrolling interest holders	(3,200)	(2,431)
Other	(501)	174
Net cash used in financing activities	(39,221)	(55,622)

Effect of exchange rate changes on cash and cash equivalents	37	119
Change in cash and cash equivalents	(2,707)	6,411
Cash and cash equivalents at beginning of period	16,396	18,942

Cash and cash equivalents at end of period	$13,689	$25,353

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer